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                                                                   EXHIBIT 10.30

                                                        HYCEL PROPERTIES CO.
                                                        101 South Hanley Road
                                                        Suite 1300
                                                        St. Louis, MO 63105-3494
                                                        Telephone 314 721-4800
                                                        Facsimile 314 721-3663


October 16, 2002

[HYCEL PROPERTIES LOGO]

Ms. Maxine Clark
President and CEB
Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Dr.
St. Louis, MO 63114

Dear Maxine:

This letter, when countersigned by you, will confirm that Build-A-Bear Workshop, Inc., a Delaware Corporation (the "Company"), has engaged Hycel Properties Co., a Missouri corporation ("Hycel"), as an independent contractor to serve as the Company's exclusive real estate consultant.

1.    Hycel's Real Estate Services

      Hycel's services pursuant to this Agreement shall be to act as real estate consultants for the purpose of locating store spaces for the Company in markets identified by the Company as markets in which it wishes to conduct business. Hycel will perform the terms of this Agreement, will exercise reasonable skill and care for the Company and will promote the interests of the Company with the utmost good faith, loyalty and fidelity. No offer of subagency will be made without the Company's prior written approval. Hycel may also recommend markets. Hycel will use reasonable efforts to find retail locations in those markets and to this end will provide the following services:

      (a) Identify and locate suitable locations for occupancy, such as malls, specialty centers and other specific locations to meet the Company's needs; and

      (b) Obtain proposals for desired locations and negotiate all business terms with the property owner's representative, subject to the Company's approval.

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Ms. Maxine Clark
Build-A-Bear Workshop, Inc.
October 16, 2002
Page 2

2.    Company to Furnish Information

      The Company agrees to furnish to Hycel such information with respect to the Company as Hycel may reasonably request in connection with the services to be rendered by Hycel hereunder. The Company represents that all information furnished to Hycel will be accurate and complete in all material respects to the best of the Company's knowledge and belief, after reasonable investigation.

3.    Exclusivity

      During the term of this agreement, Hycel shall be the exclusive United States agent for the Company in performing the types of services that Hycel is to perform as set forth in paragraph 1 above.

      During the term of this Agreement, Hycel shall not represent as agent, finder, or broker any other person whose business, in whole or in part, is the sale of, at retail, stuffed animals or whose major business is the sale of toys, by doing any of the activities for such other company that Hycel is doing for Company as set forth in paragraph 1 above.

4.    Fees and Reimbursements of Expenses

      (a) As compensation for Hycel's services under paragraph 1, the Company shall pay or cause to be paid to Hycel fees as follows:

            (i) Commencing on November 1, 2002, through and including December 31, 2005, a monthly fee due on the first of each month in the amount of Four Thousand Dollars ($4,000.00).

            (ii) For each lease executed by the Company, for a property in the United States, a fee of Seven Thousand Five Hundred Dollars ($7,500,00), payable within ten (10) days after execution.

            (iii) For each lease executed by the Company, for a property in
                  Canada, a fee of One Thousand Dollars ($1,000.00), payable within Ten (10) days after execution.

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Ms. Maxine Clark
Build-A-Bear Workshop, Inc.
October 16, 2002
Page 3

      (b) In addition, the Company shall pay all out-of-pocket expenses of Hycel however, travel and other travel related expenses shall be reimbursed at their cost plus ten percent (10%), whether or not a proposal to lease a certain location is accepted. Any out-of-town travel and any other single out-of-pocket expense item in excess of $750.00 shall be pre-approved by the Company. On a monthly basis, the expenses under this paragraph 4(b) will be reimbursed by the Company.

5.    Term

      The term of this Agreement shall commence on November 1, 2002 and shall terminate on December 31, 2005. If a lease is subsequently accepted by the Company that was negotiated by Hycel prior to the termination of this Agreement, the fees and expenses referred to above will be due and payable upon the execution of the lease. Any of the Company's obligations that have accrued prior to the termination of this Agreement shall survive the termination of this Agreement.

6.    Assignment

      This Agreement shall not be assigned by either the Company or Hycel without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, if requested by Hycel, the Company will consent to the assignment of this Agreement to another entity so long as Hycel or Mark H. Zorensky owns at least fifty percent (50%) interest in such entity.

7.    Proprietary Information

      The parties acknowledge that, during the course of Hycel's dealings on behalf of Company as well as for the third parties, Hycel has developed or become acquainted with, and in the future may develop or become acquainted with, data, concepts, studies, demographics, and other information pertaining to retail properties, tenants, rentals, sales, markets, businesses, and associated industries (the "Property"). Hycel will use the Property in fulfilling its obligations under this Agreement. Company agrees that the Property shall, however, remain the exclusive property of Hycel, and Hycel shall have all economic benefits resulting therefrom, including all rights to use the Property in providing real estate consulting or other services for its own account, to affiliates, or to third parties. Company further agrees to maintain in strict confidence any of the Property disclosed to Company, and agrees to restrict access to the Property to the employees and agents of Company on a "need-to-know" basis, to require its employees and agents to maintain strict confidentiality with respect to the Property, and to refrain from disclosing, divulging or communicating the Property, directly or indirectly, to others (unless compelled by court order or governmental authority).

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Ms. Maxine Clark
Build-A-Bear Workshop, Inc.
October 16, 2002
Page 4

8.    Claims

      Hycel and the Company will indemnify, defend and save harmless the other from and against all "Claims" as that term is defined. Both parties agree to defend at their cost any Claims against them with respect to the foregoing or in which they may be impleaded. Each party shall pay, satisfy and/or discharge any judgements, orders and decrees that may be rendered against themselves in connection with the foregoing. As used herein, "Claims" shall mean all claims, suits, proceedings, actions, demands, causes of action, responsibility, liability, judgments, executions, damages, loss and expense (including attorney's fees).

If this letter correctly sets forth the Company's understanding, please sign and return one (1) copy of this letter. Upon receipt by Hycel this letter shall be deemed a binding agreement in accordance with the laws of the State of Missouri. The parties agree to submit to the jurisdiction of the courts in the State of Missouri.

Sincerely,

HYCEL PROPERTIES CO.

/s/ Mark H. Zorensky

Mark H. Zorensky
President

MHZ/jap

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN BUILD-A-BEAR WORKSHOP, INC.

BY: /s/ Maxine Clark
    -----------------------
    Name: Maxine Clark
    Title: CEB